N-SAR Item 77Q(3) Exhibit
Because the electronic format of
filing Form N-SAR does not provide
adequate space for responding to
Items 72DD, 73A, 74U and 74V correctly,
the correct answers are as follows:
Evergreen International Bond Fund

		72DD		73A		74U        74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A					8,553,923	10.54
Class B					867,409	10.56
Class C					2,473,733	10.53
Class I					89,510,093	10.54
Class IS				1,732,565	10.55